Free Writing Prospectus
Dated January 30, 2009
Registration Statement No. 333-156423
Filed Pursuant to Rule 433

Morgan Stanley Fourth Quarter 2008 Overview

Notice

The information provided herein may include certain non-GAAP financial measures.
The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Reports on Form 10-K for the fiscal year ended November
30, 2008, and the Company's Current Reports on Form 8-K, including any amendments thereto, all of which are available on www.morganstanley.com.

This presentation may contain forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2008 and the Company's Current Reports on Form 8-K.

The issuer has filed a registration statement (including a prospectus) with the
SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and any offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC global website at
www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in such an offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Index

o   Financial Results

    o   Institutional Securities

    o   Global Wealth Management

    o   Asset Management

o   Risk Management

o   Capital, Liquidity and Funding

Consolidated Financial Highlights

2008 Full Year Net Revenues of $24.7 Bn

Business Mix 2008(1)

Asset
Management

Global
Wealth
Management

Other Institutional
Securities

Equity

Investment
Banking

Fixed
Income(2

Source: Morgan Stanley Earnings conference Call and SEC Filings

(1) Excludes intersegment eliminations of ($194) million

(2) Represents combined revenues from Fixed Income Sales and Trading and Other
    Sales and Trading

Institutional Securities

Net Revenue

($MM)


6,215
101
980
3,467
1,667
1Q08
3,644
771
875
2,103
(105)
2Q08
5,919
723
1,032
2,671
1,493
3Q08
844
700
743
1,727
(2,326)
4Q08
Fixed Income(1)
Equity
Investment Banking
Other Inst. Securities(2)

Areas of Strength:

- Equity sales and trading – record full year results
- Commodities – record full year results
- FX – record full year results
- Investment Banking – solid net revenues

Notable 4Q Revenue Items:

- Lending Business – ($1.7bn)
- Principal Investments – ($1.8bn)
- Bank Investment Portfolio – ($800mm)
- Equity Proprietary Trading – ($729mm)
- Gains on MS Credit Spread widening – $2.7bn
- Gains on MS Debt Buybacks – $2.1bn
- Gains on de-designation of hedges against certain MS debt – $1.1bn

Notable 4Q Expense Items:

- Goodwill Impairment – ($694mm)

Source: Morgan Stanley Earnings conference Call and SEC Filings

(1) Represents combined revenues from Fixed Income Sales and Trading and Other Sales and Trading. Other Sales and Trading primarily includes net losses from mark-to-market loans and closed and pipeline commitments, results related to Investment Banking and other activities.

(2) 2Q08 and 3Q08 includes pre-tax gains of $744 million and $745 million, respectively, related to the follow-on offerings of MSCI Inc.

Morgan Stanley

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

5

Asset Management

Areas of Strength:
o   Recent launch of Infrastructure Fund
o   Diversified hedge fund platform
o   Leading global real estate manager

Notable 4Q Revenue Items:

o   Core business (2):
    -   Alternatives - ($261mm)
    -   SIVs - ($187mm)
o   Merchant Banking business:
    -   Principal Investments loss in Real Estate - ($532mm)
Notable 4Q Expense Item:
    o   Crescent Markdowns & Impairment � ($243mm)

Source:  Morgan Stanley Earnings conference Call and SEC Filings
o   "Other" includes Investment Banking, Net Interest and Dividends, Commissions
    and Other revenues.
o   Core business includes traditional funds, hedge funds and fund-of-funds asset management

Global Wealth Management

Areas of Strength:
o   Stable revenue base
o   Growing deposit program
o   Strong FA recruitment

Notable 4Q Revenue Item:
o   Auction Rate Securities related to Principal Transactions - ($108mm)

Notable 4Q Expense Item:
o   Auction Rate Securities provision� ($256mm)

Source:  Morgan Stanley Earnings conference Call and SEC Filings
o   "Other" includes Investment Banking and Other revenues.
o   2Q08 includes a pre-tax gain of $748 million on the sale of the Spanish wealth management business, Morgan Stanley Wealth Management S.V., S.A.U.

Risk Management

Source: Morgan Stanley Earnings conference Call and SEC Filings
(1) Net Exposure is defined as potential loss to the Firm in an event of 100%
    default, assuming zero recovery, over a period of time. The value of these positions remains subject to mark-to-market volatility. Positive amounts indicate potential loss (long position) in a default scenario. Negative amounts indicate potential gain (short position) in a default scenario.
(2) 4Q 2008 Monoline Composition - ABS: $0.7, Insurance Municipal Bond
    Securities: $3.1, Net Counterparty Exposure: $0.5.

Substantial Reduction in Leverage - Assets

Source: Morgan Stanley Earnings conference Call and SEC Filings
(1) These amounts include the non-current portion of long-term borrowings
    (including Capital Units and junior subordinated debt issued to capital trusts) and shareholders equity.

Active Capital Management

Source:  Morgan Stanley Earnings conference Call and SEC Filings
(1) Leverage ratio equals total assets divided by tangible shareholders' equity.

Capital Strength

Source: Morgan Stanley SEC Filings

Funding Diversification

Composition of Funding Liabilities and Equity

Source: Morgan Stanley SEC Filings